Exhibit 15.1

ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

June 4, 2008

The Home Depot, Inc.

Atlanta, Georgia

We acknowledge our awareness of the incorporation by reference of our report dated June 4, 2008, included within the Quarterly Report on Form 10-Q of The Home Depot, Inc. for the three months ended May 4, 2008, in the following Registration Statements:

DESCRIPTION	REGISTRATION STATEMENT NUMBER
Form S-3
DepotDirect stock purchase program	333-131799
Debt securities	333-135280

Form S-8
The Home Depot, Inc. Non-U.S. Employee Stock Purchase Plan	033-58807
The Home Depot, Inc. 1997 Omnibus Stock Incentive Plan	333-61733
The Home Depot Canada Registered Retirement Savings Plan	333-38946
The Home Depot, Inc. Restated and Amended Employee Stock Purchase Plan	333-110423
The Home Depot, Inc. Non-Qualified Stock Option and Deferred Stock Units Plan and Agreement	333-56722
The Home Depot, Inc. Deferred Stock Units Plan and Agreement	333-62316
The Home Depot, Inc. Deferred Stock Units Plan and Agreement	333-62318
The Home Depot, Inc. Deferred Stock Units Plan and Agreement	333-72016
The Home Depot, Inc. 2005 Omnibus Stock Incentive Plan	333-125331
The Home Depot Futurebuilder and The Home Depot Futurebuilder for Puerto Rico	333-125332

Pursuant to Rule 436 under the Securities Act of 1933 (“the Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of that Act.

/s/ KPMG, LLP
Atlanta, Georgia